Exhibit 99.1

Joseph S. Driscoll Joins PC Connection as CFO

MERRIMACK, N.H.--(BUSINESS WIRE)--February 3, 2012--PC Connection, Inc. (NASDAQ: PCCC), which through its subsidiaries provides a full range of information technology (IT) solutions from design through deployment to business, government, and education markets, today announced that Joseph S. Driscoll will join the Company as Senior Vice President, Treasurer, and Chief Financial Officer, reporting to Timothy McGrath, President and Chief Executive Officer.

Mr. Driscoll’s appointment will become effective on or about March 5, 2012. He will replace Jack L. Ferguson, who will retire as Chief Financial Officer, Treasurer, and Executive Vice President upon commencement of Mr. Driscoll’s employment. Prior to joining the Company, Mr. Driscoll served as Chief Financial Officer of Summer Infant, Inc., a Rhode Island-based public-reporting manufacturer and supplier of infant and toddler-related products (NASDAQ:SUMR) from 2006 to 2012. From 2001 to 2006, he was employed at ACT Electronics, Inc. as Chief Financial Officer. He has a wide range of accounting, finance, and reporting skills and substantial public and private company experience, including solid experience with technology and distribution companies.

“We are excited to have Joe join our team,” said Mr. McGrath. “His impressive track record and senior financial management experience will be an asset to the Company. I would also like to acknowledge Jack’s invaluable contributions to PC Connection and wish him much success in his retirement.”

Mr. Ferguson has served the Company in a range of financial and accounting positions of increasing responsibility since joining the Company in 1992. He has served as Treasurer since 1997, Chief Financial Officer since 2004, and an Executive Vice President since 2007. Prior to his joining the Company, Mr. Ferguson was a partner in Deloitte & Touche, LLP, an international accounting firm.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has four sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and Professional Computer Center, Inc. d/b/a ValCom Technology, headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Itasca, IL, respectively. All four companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of information technology (IT) products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This subsidiary also serves the consumer and small office users under its PC Connection Express brand (888-800-0323) at www.pcconnectionexpress.com and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

Professional Computer Center, Inc. d/b/a ValCom Technology (630-285-0500), www.valcomtechnology.com, provides technology services to medium-to-large corporate organizations utilizing its proprietary cloud-based IT service management software, WebSPOC™. Through its experienced technical service personnel ValCom Technology provides network, server, storage, mission-critical onsite support, installation, and hosting of lifecycle services.

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CONTACT:
PC Connection, Inc.
William Schulze, 603-683-2322
Vice President and Corporate Controller